Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 22, 2018, with respect to the consolidated financial statements of Dynegy Inc. incorporated by reference in the Registration Statement (Form S-4) and related Prospectus of Vistra Energy Corp. for the registration of $850,000,000 of Senior Notes.

/s/ Ernst & Young LLP

Houston, Texas

July 20, 2018